Exhibit 99(a)

Putting Policyholders First:
A Report on BAM's 2013 Results

Build America Mutual recently filed its 2013 financial results with the New York Department of Financial Services and 49 other state regulators.  It was a successful first year of operations for us, and we want to take a moment to discuss some of the highlights with you.

The most important accomplishment is the progress of our insured portfolio, which went from a negligible level on January 1, 2013 to almost $5 billion of gross par by December 31.  That growth demonstrated the real market demand for bond insurance generally, and for BAM's guaranty specifically.  At this point in time, BAM has far more capital than required for the risk it has assumed - 8:1 leverage, as compared to the 75:1 leverage that Standard & Poor's has set as the maximum level for a AAA-rated financial guaranty insurer.  Capital strength and quality of insured portfolio are primary considerations in S&P's assignment of BAM's AA/Stable rating.

White Mountains Chairman and CEO
Ray Barrette Comments on
Build America Mutual's 2013 Results

Mr. Barrette applauded Build America Mutual Assurance Co. (BAM) for its 2013 full-year results and reinforced White Mountains' support for BAM's business model as the nation's first mutual municipal bond insurer.

Mr. Barrette said: "BAM's ability to gain significant market share from its competitor in its first full year of operations reflects municipal bond investor demand for and confidence in its guaranty.   Not only does BAM have the highest Standard & Poor's rating in the industry at AA (Stable), it is also capitalized at S&P's AAA rating level.  Its strong capital base, its lack of dangerous legacy exposures and its unique mutual structure focused exclusively on delivering value to municipalities are winning the day.  White Mountains will continue to support BAM as a patient investor focused on the long-haul, an approach that has benefitted us repeatedly in the past."

BAM's Qualified Statutory Capital (QSC) and claims-paying resources declined slightly during 2013.  As of December 31, 2013, BAM's QSC was $470.1 million, down $13.6 million from January 1. More importantly, total claims-paying resources were $578.5 million, down just $5.5 million on the year.  This result was anticipated by BAM's management, investors, and rating analysts, because the company needed to invest in building its robust credit-analysis and risk-management infrastructure prior to beginning to collect and earn premiums. In the next 18 months, we anticipate that BAM's capital resources will begin to grow as the outstanding book of insured business also grows.

BAM is a unique business model for municipal bond insurance.  As a mutual insurance company, owned by the municipal issuers that use our insurance, BAM's mission is to create a utility that serves the municipal bond market for many years to come.  We do not have the natural pressure for earnings growth and expansion of credit appetite that come from public equity ownership.  We are fully and permanently committed to maintaining or improving our ratings over time with a disciplined focus on essential public purpose municipal issuers (only), while protecting investment value and improving transparency for municipal bondholders.  To achieve these goals we do not need to deliver rapid earnings growth, employ high operating leverage, take on large single risks or expand our credit appetite beyond our primary mission.

In this endeavor, we enjoy strong support from the White Mountains Insurance Group, which provided the initial capitalization of the company through the purchase of surplus notes, which will be repaid over their 30 year term from surplus capital generated by BAM.  White Mountains also provides first loss reinsurance to BAM through its subsidiary, HG Re, collateralized with $100 million in initial cash, growing to $400 million over time, plus unearned premiums. The capital and unearned premium reserves of HG Re are held in collateral trusts at BNY Mellon for the protection of BAM. No other municipal bond insurance company has ever had this kind of “first loss” protection for its capital base, which covers most of the potential losses BAM is ever likely to incur and provides an extra layer of stability for BAM’s rating.

Ray Barrette, Chairman and Chief Executive Officer of White Mountains, recently reinforced his company's support for the BAM business model and its commitment to seeing BAM grow over the long term (see highlighted box).  On many prior occasions White Mountains has proven itself to be a patient, supportive provider of capital for the insurance industry.

BAM's commitment to transparency is one of the core elements of our culture. A presentation with a more detailed discussion of our results is available on our web site http://buildamerica.com/wp-content/uploads/BAM2013ResultsDiscussion.pdf, along with our audited statutory financial statements and quarterly operating supplement. You can also view our complete insured portfolio and our Obligor Disclosure Briefs, which discuss the credit fundamentals behind every transaction BAM insures. If you have questions about any of the points made in this letter, or about issues raised by others, please do not hesitate to contact Michael Stanton, BAM's Head of Communications, at mstanton@buildamerica.com.

Thank you for your support during BAM's launch period. We look forward to working with you and continuing to serve a growing share of the overall municipal market in 2014 and beyond.

Sincerely,

Bob Cochran              Seán McCarthy
Chairman of the Board Chief Executive Officer
Managing Director          Managing Director